Exhibit 10.2(a)

FIRST AMENDMENT TO THE

WELLPOINT INCENTIVE COMPENSATION PLAN

Pursuant to rights reserved under Section 17.1 of the WellPoint Incentive Compensation Plan (the “Plan”), WellPoint, Inc. amends the Plan, effective December 8, 2010, to provide as follows:

1. Section 2.15 is amended in its entirety to read as follows:

2.15 “Dividend Equivalents” means the equivalent value (in cash or Shares) of dividends that would otherwise be paid on the Shares subject to or issued pursuant to an Award (including Restricted Stock Units) but that have not been issued or delivered, as described in Article XIII.

2. Section 13.1 is amended in its entirety to read as follows:

13.1 Dividend Equivalents. Unless otherwise provided by the Committee, no adjustment shall be made in the Shares issuable or taken into account under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to issuance of such Shares under such Award. The Committee may grant Dividend Equivalents based on the dividends declared on Shares that are subject to any Award, including any Award the payment or settlement of which is deferred pursuant to Section 21.6. The Committee may also grant Dividend Equivalents based on the dividends that would have been declared on Restricted Stock Units or Performance Units had such Units been Shares of Restricted Stock or Performance Units, as the case may be. In the event that payment or settlement of an Award is contingent on achievement of performance goals, no Dividend Equivalents shall be paid on any unearned portion of the Award. Dividend Equivalents may be credited as of the dividend payment dates, during the period between the date the Award is granted and the date the Award becomes payable, terminates or expires. Dividend Equivalents may be subject to any limitations and/or restrictions determined by the Committee. Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time, and shall be paid at such times, as may be determined by the Committee. Unless the Award Agreement provides otherwise, Dividend Equivalents shall be paid to the Participant at least annually, not later than the fifteenth day of the third month following the end of the calendar year in which the Dividend Equivalents are credited (or, if later, the fifteenth day of the third month following the end of the calendar year in which the Dividend Equivalents are no longer subject to a substantial risk of forfeiture within the meaning of Code Section 409A). Any Dividend Equivalents that are accumulated and paid after the date specified in the preceding sentence shall be explicitly set forth in a separate arrangement that provides for the payment of the dividend equivalents at a time and in a manner that satisfies the requirements of Code Section 409A. No Dividend Equivalents shall relate to Shares underlying an Option or SAR unless such Dividend Equivalent rights are explicitly set forth as a separate arrangement and do not cause any such Option or SAR to be subject to Code Section 409A.

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IN WITNESS WHEREOF, the following authorized officer has executed this First Amendment to evidence its adoption by WellPoint, Inc. this ____ day of December, 2010.

WELLPOINT, INC.

By:
Angela F. Braly
Chair, President & CEO

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